Exhibit 99.1

Walker & Dunlop Acquires GeoPhy to

Accelerate Technology-Driven Businesses

Largest Technology Acquisition to Date

Bethesda, Maryland – February 7, 2022 – Walker & Dunlop, Inc. announced today that it has entered into a definitive agreement to acquire GeoPhy, a leading commercial real estate technology company. GeoPhy’s data analytics and development capabilities will dramatically accelerate the growth of Walker & Dunlop’s lending, brokerage, and emerging businesses including Apprise, its tech-enabled appraisal business and its small balance lending (SBL) platform. GeoPhy CEO and co-founder, Teun van den Dries will continue to lead the GeoPhy team and assume leadership of the Apprise and SBL businesses while supporting continued innovation throughout Walker & Dunlop.

Walker & Dunlop Chairman and CEO Willy Walker stated, “This acquisition is a game-changing investment for Walker & Dunlop, as it dramatically accelerates the growth of our technology capabilities in two areas of the market where we have the ability to disrupt the commercial real estate services industry. As our current JV partner in Apprise, we are well acquainted with the GeoPhy team and their capabilities.  Actionable technology — that makes our bankers and brokers more insightful and capable — is what has differentiated Walker & Dunlop, and the acquisition of GeoPhy immediately enhances our capabilities.”

“GeoPhy is the largest technology investment we have made and accelerates the achievement of our Drive to ’25 strategy to use technology to grow our existing scaled lending and brokerage businesses, as well as transform the real estate services landscape by developing tech-enabled businesses that will be faster, better, and cheaper than the competition.  We are thrilled to bring Teun, his visionary leadership, and fantastic team to W&D.”

Mr. van den Dries commented, “GeoPhy has gained a reputation for its unrivaled capabilities in data science and predictive models, which provide our customers in the commercial real estate space with unmatched efficiencies and insights. We’re thrilled to bring our industry experience and insights to Walker & Dunlop to propel the growth of their lending, brokerage, and emerging businesses.  As a combined company, we have the scale, resources, and expertise to truly differentiate Walker & Dunlop’s services in the marketplace.  We know W&D, we know the value of their brand and platform, and we expect this acquisition to be a fantastic success.”

Transaction Details

Under the terms of the purchase agreement, Walker & Dunlop will acquire GeoPhy for $85 million in cash to be paid at closing with an additional $205 million of cash earn-out potential structured to directly align with Walker & Dunlop’s Drive to ’25 goals surrounding growth in appraisal revenues, SBL volumes and mortgage banking gains, as detailed below.

Small Balance Lending(1)

2021 mortgage banking gains (MBGs)	$29 million
MBGs target to achieve low-end of earn-out	$61 million
MBGs target to achieve maximum earn-out	$175 million
2021 origination volume	$515 million
Origination volume target to achieve low-end of earn-out	$1.75 billion
Origination volume target to achieve maximum earn-out	$5 billion
Maximum earn-out potential(2)	$155 million

(1)	Earn-out opportunity is structured in four phases. A portion of the earn-out payment can be earned if the specified target within a phase is achieved.
(2)	Full earn-out potential requires achievement of all phases of volume and MBGs milestones by 2025. Earn-out is measured and paid annually.

Apprise(1)(2)

2021 revenues	$9 million
Revenues target to achieve low-end of earn-out	$30 million
Revenues target to achieve maximum earn-out	$75 million
Maximum earn-out potential(3)	$50 million

(1)	Earn-out includes revenue and productivity targets, with the latter target based upon the annual average number of appraisals issued per month per appraiser.
(2)	Earn-out opportunity is structured in three phases. A portion of the earn-out payment can be earned if the specified target within a phase is achieved.
(3)	Full earn-out potential requires achievement of all phases of revenue and productivity milestones by 2025. Earn-out is measured and paid annually

The transaction is expected to close during the first quarter of 2022. Closing is subject to certain approvals and consents.

J.P. Morgan Securities LLC is acting as advisor to Walker & Dunlop, and Arnold & Porter Kaye Scholer LLP and Stibbe are representing the Company as legal counsel. Houlihan Lokey is acting as advisor to GeoPhy, and Wilson Sonsini Goodrich & Rosati and Biesheuvel Jansen Advocaten are representing GeoPhy as legal counsel.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD) is the largest provider of capital to the multifamily industry in the United States and the fourth largest lender on all commercial real estate including industrial, office, retail, and hospitality. Walker & Dunlop enables real estate owners and operators to bring their visions of communities — where Americans live, work, shop, and play — to life. The power of our people, premier brand, and industry-leading technology enables us to meet any client need – including financing, research, property sales, valuation, and advisory services. With over 1,000 employees across every major U.S. market, Walker & Dunlop has consistently been named one of Fortune’s Great Places to Work® and is committed to making the commercial real estate industry more inclusive and diverse while creating meaningful social, environmental, and economic change in our communities.

About GeoPhy

GeoPhy, with international headquarters in the Netherlands and U.S. headquarters in New York City, provides CRE professionals with instant access to unique data and hyperlocal insights so they can find, evaluate, and close more deals in less time with greater confidence. GeoPhy is making the world of commercial real estate more transparent, efficient, and faster.

Forward Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws, including statements relating to: (1) the expected strategic benefits of the acquisition of GeoPhy, (2) the anticipated date of completion of the acquisition; and (3) any assumptions underlying the foregoing statements.

The forward-looking statements reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.While the forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to (1) GeoPhy’s ability to obtain the consents and approvals required to close the transaction and satisfy other closing conditions, (2) general economic conditions and multifamily commercial real estate market conditions, (3) significant costs related to the transaction, including unexpected costs or liabilities that may arise and (4) our ability to successfully integrate GeoPhy’s operations into our current business, including the retention of their employees, and achieve the expected benefits from the transaction.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K, as it may be updated or supplemented by our Quarterly Reports on Form 10-Q and our other filings with the SEC.  Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com